Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 16th day of September, 2024 (the “Effective Date”), by, between and among (i) Charles Collins IV (the “Executive”), and (ii) GEMMA POWER SYSTEMS, LLC, a Connecticut limited liability company (the “Company”). The Company, together with its affiliates that are controlled by, that control, or that are under common control with the Company, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or voting interests, by contract or otherwise (each an “Affiliate,” and, collectively, “Affiliates”), may be referred to herein as the “Companies.”

recitals:

R-1.The Company is a wholly-owned subsidiary of Argan, Inc., a Delaware corporation (“Argan”);

R-2.The Executive is an employee of the Company and serves as a principal officer or director of certain of its Affiliates, including, GEMMA POWER, INC., a Connecticut corporation (“GPS-Connecticut”), GEMMA POWER SYSTEMS CALIFORNIA, INC., a California corporation (“GPS-California”), GEMMA POWER HARTFORD, LLC, a Connecticut limited liability company (“GPS-Hartford”), GEMMA RENEWABLE POWER, LLC, a Delaware limited liability company (“GRP”), GEMMA PLANT OPERATIONS, LLC, a Delaware limited liability company (“GPO”), (inclusive of the Company, collectively, these entities are referred to as the “Gemma Companies”); and

R-3.Further, the Executive serves as a principal officer, director and/or board member of certain other Affiliates, ATLANTIC PROJECTS, INC, a New York corporation (“API”), ATLANTIC PROECTS COMPANY, Limited, a company organized under the laws of Ireland, ATLANTIC PROJECTS COMPANY, Limited, a corporation organized under the laws of the United Kingdom, and ATLANTIC POWER CONTRACTORS (HK) Limited, a Hong Kong corporation, and any other related Affiliates designated by the Company (collectively, the “APC Companies”); and

R-4.The parties wish to enter into this Agreement to establish the terms of the Executive’s continued employment by the Company, as set forth hereinafter.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to accept such continued employment, subject to the terms and conditions set forth in this Agreement. This Agreement supersedes and replaces any previous oral or written agreement concerning the Executive’s employment, except for letter Agreements under the Deferred Compensation Plan, by the Company or any of the Affiliates or Argan.

2.Duties of the Executive. During the “Term” (as defined below) of employment of the Executive, the Executive shall serve as Chief Executive Officer (CEO) of the Company, and shall faithfully and diligently perform all services as may be assigned to him by the Board of Directors of the Company (the “Company Board”), the Chief Executive Officer of Argan (the “Argan CEO”), and by the Board of Directors of Argan (the “Parent Company Board”), and exercise such power and authority as may from time to time be delegated to him by the Company Board, the Argan CEO and the Parent Company Board. The Executive shall render his services exclusively to the Company and its Affiliates, perform all services to the best of his ability, and use his best efforts to promote the interests of the Company and the Affiliates. In addition, during the Term, the Executive shall also serve as a board member of the Company Board and as an officer or director, board member, and/or principle of each of the Gemma Companies and APC Companies as designated by the Argan CEO and/or Parent Company Board and as agreed to by the Executive. The Executive shall perform all services to be rendered by him hereunder to the best of his ability and use his best efforts to promote the interests of the Company and the Affiliates.

3.Term of Employment.  Employment of the Executive pursuant to the terms and provisions of this Agreement shall commence on the Effective Date and shall continue until September 15, 2027 (the “Initial Term”), unless earlier terminated as provided in this Agreement.  At the end of the Initial Term, the Executive’s employment hereunder shall automatically renew for successive one year terms (each, a “Renewal Term”), subject to earlier termination as provided in this Agreement, unless the Company or the Executive delivers written notice to the other at least three (3) months prior to the expiration date of the Initial Term or any Renewal Term, as the case may be, of its or his election not to renew the term of employment.

The period during which the Executive shall be employed by the Companies pursuant to the terms and provisions of this Agreement is sometimes referred to herein as the “Term.”

4.Compensation.

4.1Base Compensation. The Company shall pay the Executive “Base Compensation” (as defined below) at the annual rate of six hundred fifty thousand Dollars ($650,000) through May 31, 2025, payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. Beginning June 1, 2025, the Company shall pay the Executive base compensation at the annual rate of seven hundred eighty thousand Dollars ($780,000) during the remainder of the Term, payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

4.2Performance-Based Compensation.

(a)In addition to the Base Compensation set forth in Section 4.1, but subject to Section 4.2(c) below, for each Fiscal Year occurring within, or partially within, the Term, the Executive shall be entitled to additional compensation payable solely on account of the attainment of one or more of the following performance goals (“Performance-Based Compensation”) (any such Performance-Based Compensation to be prorated for any partial Fiscal Year within the Term):

(i)in the event that the Adjusted EBITDA of the Gemma Companies for any Fiscal Year equals or exceeds Forty Million Dollars ($40,000,000), the Executive shall be entitled to Performance-Based Compensation based thereon equal to the sum of (i) one point four percent (1.4%) of the Adjusted EBITDA of the Gemma Companies (which shall not exceed Fifty Five Million Dollars ($55,000,000), and (ii) one point eight percent (1.8%) of the amount by which Adjusted EBITDA of the Gemma Companies exceeds Fifty Five Million Dollars ($55,000,000) (which excess shall not exceed Twenty Million Dollars ($20,000,000), and (iii) two point four percent (2.4%) of the amount by which Adjusted EBITDA of the Gemma Companies exceeds Seventy Five Million Dollars ($75,000,000) (which excess shall not exceed Twenty Five Million Dollars ($25,000,000) and (iv) three percent (3.0%) of the amount by which Adjusted EBITDA of the Gemma Companies exceeds One Hundred Million Dollars ($100,000,000). For purposes of this Section 4.2(a)(i), “Adjusted EBITDA of the Gemma Companies” means the net income of the Gemma Companies, excluding net income associated with non-controlling interests, before interest expense and interest income (excluding seventy five (75%) percent of interest and dividend income generated by net increases in annual project cash flows), income tax expense, depreciation and amortization of purchased intangible assets, as adjusted by adding back the Argan management fee and Argan allocation of equity based compensation expense, any profit shares or matching under any qualified or non-qualified program established by the Company and incentive compensation for the non-executive chairman of the Company Board and CEO. Notwithstanding anything herein the contrary, this Section 4.2(a)(i), shall be applied for Fiscal Year 2025 through the duration of the Agreement.

(ii)in the event that the Adjusted EBITDA of the Gemma Companies as a percent of the Gross Revenues of the Gemma Companies for any Fiscal Year :

(A)equals or exceeds ten percent (10%) but is less than twelve percent (12%), the Executive shall be entitled to Performance-Based Compensation based thereon equal to zero point three percent (0.3%) of the amount of Adjusted EBITDA of the Gemma Companies;

(B)equals or exceeds twelve percent (12%) but is less than fourteen percent (14%), the Executive shall be entitled to Performance-Based Compensation based thereon equal to zero point six percent (0.6%) of the amount of Adjusted EBITDA of the Gemma Companies;

(C)equals or exceeds fourteen percent (14%) but is less than sixteen percent (16%), the Executive shall be entitled to Performance-Based Compensation based thereon equal to zero point nine percent (0.9%) of the amount of Adjusted EBITDA of the Gemma Companies;

(D)equals or exceeds sixteen percent (16%) but is less than eighteen percent (18%), the Executive shall be entitled to Performance-Based Compensation based thereon equal to one percent (1.0%) of the amount of Adjusted EBITDA of the Gemma Companies;

(E)equals or exceeds eighteen percent (18%), the Executive shall be entitled to Performance-Based Compensation based thereon equal to one point two percent (1.2%) of the amount of Adjusted EBITDA of the Gemma Companies;

(For purposes of this Section 4.2(a)(ii), Gross Revenues of the Gemma Companies shall exclude Success Fees, which are project development success fees associated with developmental loans (“Development Loans”) that the Company extends to third parties for the purpose of developing or conceptually designing power plants and other such projects, such as solar arrays and wind farms. “Adjusted EBITDA of the Gemma Companies” as defined in Section 4.2(a)(i) shall exclude the Success Fees and any bad debt expense, related to the cash funded principal of any Development Loans)

(iii)in the event that the consolidated OSHA Recordable Incident Rate (“RIR”) of the Gemma Companies for any completed calendar year during the Term:

(A)is less than or equal to zero point five (0.5), the Executive shall be entitled to Performance-Based Compensation based thereon equal to Two Hundred Fifty Thousand Dollars ($250,000);

(B)exceeds zero point five (0.5) but is less than or equal to zero point seven five (0.75), the Executive shall be entitled to Performance-Based Compensation based thereon equal to Two Hundred Thousand Dollars ($200,000);

(C)exceeds zero point seven five (0.75) but is less than or equal to one (1.0), the Executive shall be entitled to Performance-Based Compensation based thereon equal to One Hundred Fifty Thousand Dollars ($150,000);

(D)exceeds one (1.00) but is less than or equal to one point two five (1.25), the Executive shall be entitled to Performance-Based Compensation based thereon equal to Fifty Thousand Dollars ($50,000);

(E)exceeds one point two five (1.25) but is less than or equal to one point five (1.5), the Executive shall be entitled to Performance-Based Compensation based thereon equal to Zero Dollars ($0);

(F)exceeds one point five (1.5) but is less than or equal to one point seven five (1.75), the Executive’s overall incentive shall be reduced by up to Fifty Thousand Dollars ($50,000), not to exceed the Performance Based Compensation determined excluding 4.2(a)(iii);

(G)exceeds one point seven five (1.75) but is less than or equal to two (2.0), the Executive’s overall incentive shall be reduced by up to One Hundred Fifty Thousand Dollars ($150,000), not to exceed the Performance Based Compensation determined excluding 4.2(a)(iii);

(H)exceeds two (2.0) but is less than or equal to two point two five (2.25), the Executive’s overall incentive shall be reduced by up to Two Hundred Thousand Dollars ($200,000), not to exceed the Performance Based Compensation determined excluding 4.2(a)(iii); and

(I)exceeds two point two five (2.25), the Executive’s overall incentive shall be reduced by up to Two Hundred Fifty Thousand Dollars ($250,000), not to exceed the Performance Based Compensation determined excluding 4.2(a)(iii).

It is understood and agreed that the performance goals set forth in Section 4.2(a)(iii) above are intended to promote the achievement of safety objectives and not to discourage the proper reporting of safety incidents.

(b)It is understood and agreed that the performance goals set forth in Section 4.2(a) above have been determined by the Compensation Committee of the Parent Company Board (the “Compensation Committee”); and that before payment of any such Performance-Based Compensation, the material terms under which the Performance-Based Compensation is to be paid, including the performance goals, shall be disclosed to the shareholders of the Company. The determination of whether a performance goal is made for any Fiscal Year during the Term shall be made in February, March or April of the following such Fiscal Year.

(c)Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 4.2, the total amount of Performance-Based Compensation for any Fiscal Year as a result of the attainment of one or more of the above performance goals shall not exceed a total amount of Four Million Thousand Dollars ($4,000,000) and shall not be less than Zero ($0), and shall not include disbursements from the Company Deferred Compensation Plan.

4.3Apportionment of Base Compensation, Performance-Based Compensation and Benefits. Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 4 and elsewhere in this Agreement, Base Compensation, Performance-Based Compensation and the costs of all benefit plans or programs in which the Executive participates, as set forth in Section 5 below, or other benefits made available to the Executive, as set forth elsewhere in this Agreement, may be equitably apportioned among the Company and the Affiliates in such manner as the Company and the Affiliates shall agree among themselves, and reconciliation of any such allocation of Executive-related costs shall be effectuated through appropriate inter-company transfers not less frequently than annually.

5.Benefit Plans. The Executive shall be permitted to participate in all employee health, retirement and insurance benefit plans applicable to officers of the Gemma Companies, and such other plans as may from time to time be made available or applicable to the Gemma Companies, consistent with the policies of the Gemma Companies.

(a)To the extent allowable by the Company’s Deferred Compensation Plan, the Company will contribute $100,000 annually to Executive’s supplemental retirement benefit, subject to the vesting of the Deferred Compensation Plan.

(b)The Company will reimburse Executive for the cost of a term life insurance policy with a death benefit of $10,000,000. Any reimbursement deemed taxable income will be grossed up for payroll tax purposes.

6.Vacation. The Executive shall be entitled to paid time off in accordance with Company policy.

7.Expenses. The Companies shall reimburse the Executive, consistent with the Companies’ expense reimbursement policies and procedures and subject to receipt of appropriate documentation, for all reasonable and necessary out-of-pocket travel, business entertainment, and other business expenses incurred or expended by the Executive incident to the performance of his duties hereunder.

8.Working Facilities; Car Allowance. During the Term the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder. The Company shall provide to the Executive a car allowance in the amount of $2,500 per month plus reimbursement for the car/vehicle’s power (gas/electricity) costs, to be used by the Executive to defray the costs of ownership, leasing, financing, maintenance and/or operation of a car or other vehicle.

9.Taxes.

9.1Withholding. Notwithstanding anything in this Agreement to the contrary, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

9.2Tax Equalization. Provided that Executive remains a U.S. resident for federal income tax purposes, the Company will provide for tax equalization and make any necessary additional payment to the Executive (the “Tax Equalization Payment”) so that the Executive does not materially suffer a loss by reason of any income and employment taxes that may be imposed on that portion, if any, of Executive’s compensation that is taxable to the Executive under the laws of any other jurisdiction as income from an office or employment performed by the Executive in such jurisdiction.

10.Termination of Employment.

10.1For Cause. The Company may terminate the Executive’s employment at any time for “Cause” (as defined below). For the purposes of this Agreement, “Cause” shall mean (i) habitual drunkenness or any substance abuse which adversely affects the Executive’s performance of his job responsibilities; (ii) any illegal use of drugs; (iii) commission of a felony (including, without limitation, any violation of the Foreign Corrupt Practices Act); (iv) dishonesty materially relating to the Executive’s employment; (v) any misconduct by the Executive which would cause the Company or any of the Affiliates to violate any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination, or any intentional violation of any written policy of the Companies adopted with respect to any such law; (vi) any other conduct in the performance of the Executive’s employment which the Executive knows or should know (either as a result of a prior warning by any of the Companies, custom within the industry or the flagrant nature of the conduct) violates applicable law or causes any of the Companies to violate applicable law in any material respect; (vii) failure to follow the lawful written instructions of the Argan CEO, the Company Board, the Parent Company Board or the Boards of Directors of any of APC Companies or the Gemma Companies, if such failure continues uncured for a period of ten (10) days after receipt by the Executive of written notice from the Company stating that continuation of such failure would constitute grounds for termination for Cause; (viii) any violation of the confidentiality, non-competition or non-solicitation provisions hereof; or (ix) any other material violation of this Agreement.

10.2Upon Death or Disability. The employment of the Executive shall automatically terminate upon the death of the Executive and may be terminated by the Company upon the “Disability” (as defined below) of the Executive. For purposes of this Section 10.2, the Executive shall be deemed “Disabled” (and termination of his employment shall be deemed to be due to such “Disability”) if an independent medical doctor (jointly selected by the Company’s applicable health or disability insurer and the Executive) certifies that the Executive, for a cumulative period of more than 120 days during any 365-day period, has been disabled in a manner which seriously interferes with his ability to perform the essential functions of his job even with a reasonable accommodation to the extent required by law. Any refusal by the Executive to submit to a medical examination for the purpose of certifying Disability shall be deemed conclusively to constitute evidence of the Executive’s Disability.

10.3For Convenience of the Company. Notwithstanding any other provisions of this Agreement, the Company shall have the right, upon ninety (90) days written notice to the Executive, to terminate the Executive’s employment at the “Company’s Convenience” (i.e., for reasons other than Cause, resignation for reasons other than “Good Reason” [as defined below], death or Disability). For purposes hereof, resignation by the Executive for Good Reason also shall be deemed to constitute termination by the Company at the Company’s Convenience.

10.4Resignation; Good Reason.

(a)The Executive shall have the right to resign at any time upon ninety (90) days’ written notice to the Company.

(b)For the purposes of this Agreement, resignation by the Executive as a result of the following shall be deemed to constitute resignation for “Good Reason,” provided that and on condition that the Executive has not consented to the action constituting Good Reason and such resignation occurs within 15 days following the occurrence of such action (or, in the case of clause (ii) below, following the expiration of the 45-day cure period), and that the Executive is not Disabled (or incapacitated in a manner which would, with the passage of time and appropriate doctor’s certification, constitute Disability) at the time of resignation: (i) a material adverse change made by the Company to the Executive’s duties, responsibilities and/or working conditions such that such duties, responsibilities and/or working conditions are inappropriate and not customary for a chief executive officer of a similarly situated company, or (ii) a material breach by the Company of this Agreement which breach continues uncured for a period of 45 days after receipt by the Company of written notice thereof from the Executive specifying the breach.

11.Effect of Termination on Compensation.

11.1 Termination for Cause; Resignation. In the event (i) the Executive’s employment with the Companies is terminated by the Company for Cause, or (ii) the Executive resigns (for reasons other than Good Reason), none of the Companies shall have any further liability to the Executive hereunder, whether for Base Compensation, Performance-Based Compensation, benefits, or otherwise, other than for Base Compensation and benefits accrued and reimbursement of expenses properly incurred, in each case through the date of termination or resignation, and any other benefits required by applicable law (e.g., COBRA) for which the Executive may be eligible.

11.2 Death or Disability. In the event the Executive’s employment with the Companies terminates as a result of the death of the Executive or is terminated by the Company as a result of the Disability of the Executive, the Executive or, in the event of his death, his surviving spouse (or his estate, if there is no surviving spouse), shall be entitled to receive his Base Compensation and benefits accrued, reimbursement of expenses properly incurred, and a pro rata share of any Performance-Based Compensation determined following the end of the Fiscal Year in which the employment termination occurs (which proration shall be calculated upon the elapsed portion of the Fiscal Year in which the employment termination occurs (for purposes of illustration, if the Executive were to become Disabled as of September 1 in any Fiscal Year, then the Executive would be entitled to 7/12s of the Performance-Based Compensation for such Fiscal Year, covering the period of February 1 through August 31 of such Fiscal Year), in each case through the date of termination, as well as applicable health, disability or death benefits, if any, offered by the Company or the Affiliates, as the case may be, at the time consistent with the policies of the Companies and subject to the eligibility requirements of such benefits.

11.3.The Company’s Convenience or Good Reason.

(a)In the event the Executive’s employment with the Companies is terminated by the Company at the Company’s Convenience or by the Executive for Good Reason, then the Executive shall be entitled to (i) continue to receive his Base Compensation for twelve 12 months, (ii) a pro-rata share of any Performance-Based Compensation determined (based on audited financial numbers) following the end of the Fiscal Year in which the employment termination occurs [for purposes of illustration, if the Executive’s employment were terminated as of September 1 in any Fiscal Year, then the Executive would be entitled to 7/12s of the Performance-Based Compensation for such Fiscal Year, covering the period of February 1 through August 31 of such Fiscal Year]), and (ii) continue to participate in the Companies’ health and benefit plans and programs described in Section 5.1 other than the Companies’ 401(k) plan(s) and any other qualified retirement plan(s) for the duration of twelve 12 months, or, in the case of the Companies’ health plan(s), until the Executive becomes eligible for health insurance from another source other than Medicare (e.g., another employer’s health insurance program), if earlier; provided that such continued participation during such period does not cause a plan, program or practice to cease to be qualified under any applicable law or regulation and is permitted by the plan or program, and that continuation under any such plan, program or practice shall be limited to benefits customarily provided by the Companies to their senior executives during the period of such continuation, and provided further that any such plan or program shall be subject to modifications applicable to executive-level employees generally. The compensation, allowances and benefits described in the foregoing provisions of this Section 11.3(a) (“Severance Benefits”) shall continue to be paid or provided at the times and in the manner consistent with the standard payroll practices of the Companies for their active executive-level employees. In addition, the Executive shall be entitled to receive his Base Compensation and benefits accrued and reimbursement of expenses properly incurred, in each case through the date of termination. Except as provided in this Section, no other compensation or benefits hereunder shall be payable during the balance of the Term.

(b)As a condition to receiving the Severance Benefits described in clause (a) above, the Executive shall be required to execute and deliver to the Company, and not to have revoked, the written confirmation described in Section 12 and a general release of all claims the Executive may have against the Company or any of the Companies, and each of their respective subsidiaries and affiliates, and the officers, directors, shareholders, managers, members and agents of each of them, in each case in such form as may be reasonably requested by the Company, including without limitation all claims for wrongful termination, for employment discrimination under Title VII of the Civil Rights Act of 1964, as amended, and claims under the Americans with Disabilities

Act of 1990, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, the Executive Retirement Income Security Act of 1974 and any equivalent state, local and municipal laws, rules and regulations). Notwithstanding the foregoing, the Executive shall not be required to release any claims (i) for unpaid compensation or other benefits remaining unpaid by the Company at the time of termination, but may be required to agree upon and acknowledge the amount, if any, thereof remaining unpaid if such amount is calculable at the time, and (ii) which the Executive may have in connection with any unexercised options to purchase common stock of Argan granted to the Executive under and pursuant to any stock option plan maintained by Argan from time to time hereinafter.

(c)Upon the occurrence of any material breach of this Agreement after the effective date of employment termination (it being understood that, without limitation, any breach of Sections 12, 13 or 14 of this Agreement shall be deemed material), the Company shall have no further liability to pay Severance Benefits hereunder and may, in addition to exercising any other remedies it may have hereunder or under law, immediately discontinue payment of remaining unpaid Severance Benefits.

11.4Adjustments to Comply with American Jobs Creation Act (Code Section 409A). All payments under this Agreement are intended to be exempt from or compliant with the provisions of Section 409A of the Code. In the event any of the payment provisions of this Agreement should prove to be subject to and inconsistent with the requirements of Section 409A of the Code, or the regulations thereunder, the Companies and the Executive shall endeavor to amend those payment provisions in order to eliminate any inconsistency with Section 409A of the Code while ensuring, to the greatest extent possible, that the Executive will continue to be entitled to the benefits provided under this Agreement without increase in the economic cost to either party. In particular, the parties agree that (i) if at the time of the Executive’s separation from service with the Companies the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Companies will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following the Executive’s separation from service with the Companies (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Companies shall consult with the Executive in good faith regarding the implementation of the provisions of this Section. For purposes of Section 409A of the Code, each payment made under this Agreement that is subject to the provisions of Section 409A of the Code shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to the Executive’s “termination of employment” shall refer to the Executive’s separation from service with the Companies within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Regs. Section 1.409A-3(i)(1)(iv).

11.5COBRA Benefits.Should the Executive (i) be eligible for COBRA benefits (allowing the Executive to maintain his health insurance benefits at his expense for up to the applicable coverage period under COBRA) after the termination of his employment with the Companies for reasons other than Cause, and (ii) make a timely affirmative election of continuation coverage under COBRA, then, if and to the extent that continuation coverage under COBRA would apply to a period beyond the period for which the Executive is entitled to participate in the Companies’ health plan(s) pursuant to Section 11.3(a) above, the Company will pay the monthly premium costs thereof for coverage for the Executive, and/or his spouse and dependent children, if any, for the period(s) for which the Executive, or his spouse and any dependent children, as the case may be, are entitled to continuation coverage under COBRA, or until the Executive, or his spouse or any dependent children, as the case may be, become eligible for health insurance from another source other than Medicare (e.g., another employer’s health insurance program), if earlier; provided, however, that if the Company’s payment of any monthly premium costs would cause the Company to be subject to any additional taxes or penalties the Company and the Executive shall consult in good faith to determine a reasonable alternative.

11.6	Change in Control.

(a)In the event of a Change in Control (as defined in Section 11.6(b) below) and the Executive incurs a termination on or within twenty-four (24) months following the date of such Change in Control, then the Company shall pay to the Executive, in a single lump sum payment, an amount equal to twelve (12) times the monthly Salary paid to the Executive under Section 4.1 above for the thirty (30) day period ending on the date of the Change in Control, such payment to be made within thirty (30) days after the date of the Change in Control and Executive termination have both occurred, without reduction or offset for any other monies which the Executive may thereafter earn or be paid.

(b)For purposes of Section 11.6(a) above, “Change in Control” shall mean (i) any transfer or other transaction whereby the right to vote more than fifty percent (50%) of the then issued and outstanding capital stock of Argan, the Company, or any subsidiary of Argan or the Company to which Argan or the Company, as the case may be, shall have transferred all or substantially all of its business (any such subsidiary hereinafter referred to as, a “Transferee Subsidiary”), is transferred to any party or affiliated group of parties; (ii) any merger or consolidation of Argan, the Company or a Transferee Subsidiary with any other business entity, at the conclusion of which transaction the persons who were holders of all the voting stock of Argan, the Company or such Transferee Subsidiary, as the case may be, immediately prior to the transaction hold less than fifty percent (50%) of the total voting stock of the successor entity immediately following the transaction; (iii) any sale, lease, transfer or other disposition of all or substantially all the assets of Argan, the Company, or a Transferee Subsidiary, as the case may be, or (iv) when, during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute Argan's, the Company’s or a Transferee Subsidiary’s Board of Directors, as the case may be (the "Incumbent Directors"), cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such 12-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12-month period) or by prior operation of this Section 11.6(b).

11.7Resignation of All Other Positions. Effective on termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign from all positions that the Executive holds as an officer or member of the board of the Company or any of the Gemma Companies and APC Companies.

11.8Compliance with Section 280G.

(a)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or the Affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 11.8 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.

(b)Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code.

12.Confidentiality. The Executive recognizes and acknowledges that certain information possessed by the Company or its Affiliates, and any subsidiaries and affiliates of them, constitutes valuable, special, and unique proprietary information and trade secrets. Accordingly, the Executive shall not, during the Term, or at any time thereafter, divulge, use, furnish, disclose or make available to any person, whether or not a competitor of any of the Companies, any confidential or proprietary information concerning the assets, business, or affairs of the Company or the Affiliates, of any affiliate or subsidiary of them, or of its or their suppliers, customers, licensees or licensors, including, without limitation, any information regarding trade secrets and information (whether or not constituting trade secrets) concerning sources of supply, costs, pricing practices, financial data, business plans, employee information, manufacturing processes, product designs, production applications and technical processes (hereinafter called “Confidential Information”), except as may be required by law or as may be required in the ordinary course of performing his duties hereunder. The foregoing shall not be applicable to any information which now is or hereafter shall be in the public domain other than through the fault of the Executive. Upon the expiration or termination of the Executive’s employment, for any reason, whether voluntary or involuntary and whether by the Company or the Executive, or at any time the Company may request, the Executive shall (a) surrender to the Company all documents and data of any kind (including data in machine-readable form) or any reproductions (in whole or in part) of any items relating to the Confidential Information, as well as information stored in an electronic or digital format, containing or embodying Confidential Information, including without limitation internal and external business forms, manuals, notes, customer lists, and computer files and programs (including information stored in any electronic or digital format), and shall not make or retain any copy or extract of any of the foregoing, and (b) will confirm in writing that (i) no Confidential Information exists on any computers, computer storage devices or other electronic media that were at any time within the Executive’s control (other than those which remain at, or have been returned to, the Company) and (ii) he has not disclosed any

Confidential Information to others outside of any of the Companies in violation of this Section. The Company shall have the right at any time at its option to replace the hard drive in the Executive’s laptop or other computer supplied by any of the Companies with another equivalent hard drive.

13.Rights in the Company’s Property; Inventions.

13.1Company Property. The Executive hereby recognizes the Companies’ proprietary rights in the tangible and intangible property of the Companies and acknowledges that notwithstanding the relationship of employment, the Executive will not obtain or acquire, and has not obtained or acquired, through such employment any personal property rights in any of the property of any of the Companies, including without limitation any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, secrets, formulas, products, methods, mailing lists, business models, business plans, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, patents, or other matters which are the property of any of the Companies.

13.2Inventions. The Executive agrees that during the Term of his employment with the Companies and for a period of three (3) months thereafter, any and all discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) (“Inventions”), whether or not patentable, copyrightable or reduced to writing, which the Executive may have conceived or made, or may conceive or make, either alone or in conjunction with others and whether or not during working hours or by the use of the facilities of any of the Company, which are related or in any way connected with the Business of the Company or the Affiliates, or any affiliate or subsidiary thereof, are and shall be the sole and exclusive property of the Company, or the Affiliates, or any such affiliate or subsidiary thereof, as the case may be. The Executive shall promptly disclose all such Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its or any of the Affiliates’ or such affiliates’ or subsidiaries’ rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Companies’ rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its, or any of the Affiliates’ or such affiliates’ or subsidiaries’, rights to any Inventions. For purposes of this Agreement, the “Business” of the Company or the Affiliates, or any affiliate or subsidiary thereof, shall mean the business of engineering and constructing power energy systems, providing consulting, owner’s representative, operating, and maintenance services to the energy market, and such other businesses or enterprises in which the Company or the Affiliates, or any affiliate or subsidiary thereof, shall be actively engaged from time to time (collectively, the “Business”).

14.Non-Competition, Non-Solicitation, Non-Disparagement Covenants.

14.1Covenant Not to Compete. At all times during the Term and for a period of two (2) years after the Term (the “Restrictive Period”), the Executive shall not, directly or indirectly, alone or with others, engage in any competition with, or have any financial or ownership interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, manager, member, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with, the Business of the Company or the Affiliates, or any affiliate or subsidiary thereof; provided that such provision shall not apply to (i) the Executive’s ownership of Argan stock, if any, or (ii) the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in, or become a member of a group that exercises direct or indirect control of, more than 5% of any class of capital stock or other indicia of ownership of such issuer.

14.2Non-Solicitation. At all times during the Restrictive Period, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, company, partnership, association, venture or business or any other person or entity: (a) solicit for employment, employ or attempt to employ or enter into any contractual arrangement with any employee or former employee (which, for purposes of this Section 14.2 shall mean anyone employed during the 24 month period ending on the date of termination of the Executive’s employment with the Companies) of the Company, the Affiliates, or Argan, or any affiliate or subsidiary of any of them, and/or (b) call on or solicit any of the actual or targeted prospective customers or clients, or any actual distributors or suppliers, of the Company, the Affiliates, or Argan, or any affiliate or subsidiary of any of them, on behalf of himself or on behalf of any person or entity in connection with any business that competes with the Business of the Company and its Affiliates, or any affiliate or subsidiary of any of them, nor shall the Executive make known the names or addresses or other contact information of such actual or prospective customers or clients, or any such actual distributors or suppliers, or any information relating in any manner to the Company’s, or the Affiliates’ or Argan’s, or any of their subsidiaries’ or affiliates’, trade or business relationships with such actual or prospective customers or clients, or any such actual distributors or suppliers, other than in connection with the performance by the Executive of his duties under this Agreement.

14.3Non-Disparagement. At all times during the Term and the Restrictive Period, the Executive shall not, in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner or to any stockholder, investor, analyst, journalist or member of the media (including, without limitation, in a television, radio, internet, newspaper or magazine interview) orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the Companies or to Argan or to any of their subsidiaries, affiliates, successors, assigns, current or former officers, employees, stockholders, agents, attorneys or representatives, any of their products or services or any action or matter. Executive may make truthful statements if compelled by court order, legal proceedings or otherwise required by law, without violating the requirements of this paragraph.

15.Acknowledgment by the Executive. The Executive acknowledges and confirms that the restrictive covenants contained in Sections 12, 13 and 14 hereof (including without limitation the length of the term of the provisions of Section 14) are required by the Companies as an inducement to enter into this Agreement, are reasonably necessary to protect the legitimate business interests of the Companies, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges that the restrictions contained in Sections 12, 13 and 14 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by the Companies and their successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of Sections 12, 13, or 14 hereof, the Companies, or any of them, shall be entitled, as a matter of right, in addition to any other rights or remedies they may have, to: (a) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 16 hereof; and (b) such damages as are provided at law or in equity. The existence of any claim or cause of action against any of the Company, the Affiliates, or Argan, or their respective subsidiaries or affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any of the restrictions contained in Sections 12, 13 or 14 hereof.

16.Enforcement; Modification.

16.1Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Sections 12, 13 or 14 of this Agreement will cause irreparable harm and damage to the Companies. As a result, the Executive recognizes and hereby acknowledges that each of the Companies shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 12, 13 or 14 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Companies may possess.

16.2Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of Sections 12, 13 or 14 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of Sections 12, 13 or 14 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

16.3Extension of Time. If the Executive shall be in violation of any provision of Sections 12, 13 or 14, then each time limitation set forth in Sections 12, 13 or 14 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If any of the Companies seeks injunctive relief from such violation in any court, then the covenants set forth in Sections 12, 13 and 14 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by either of the Sellers.

16.4Survival. The provisions of Sections 12, 13, 14, 15 and 22, and of this Section 16, shall survive the termination of this Agreement.

17.Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company or an Affiliate, as the case may be, may hereafter merge or consolidate or to which the Company or an Affiliate may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

18.Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company or any Affiliate, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

19.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

20.Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

21.Damages; Attorneys Fees. Nothing contained herein shall be construed to prevent the Company or any Affiliate, on the one hand, or the Executive, on the other, from seeking and recovering from the other damages sustained as a result of the other’s breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other party.

22. Indemnification. The Company hereby agrees that it shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys’ fees), arising out of the employment of the Executive with the Company, its affiliates, or any of its predecessors or successors (but excluding disputes arising under this Agreement), except to the extent arising out of or based upon (A) the gross negligence or willful misconduct of the Executive or (B) a breach of any of the Executive’s agreements, covenants or warranties hereunder or under any other agreement between the Executive, on the one hand, and the Company or its affiliates, on the other, including this Agreement. Costs and expenses incurred by the Executive in defense of such litigation or other adversarial proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of (a) a written request for payment and/or advance payment, (b) appropriate documentation evidencing the incurrence or expected incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement, including, but not limited to, as a result of such exception. The Executive to repay the Company any advance payment amounts in excess of costs incurred, if applicable. The Company and the Executive will consult in good faith with respect to the conduct of any such litigation or adversarial proceeding, and the Executive’s counsel shall be selected with the consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed). If the Company or any of its successors or assigns consolidates with or merges into any other entity or transfers all or substantially all of its properties or assets, then in each such case, proper provisions shall be made so that the successors or assigns of the Company shall assume all of the obligations set forth in this Section.

23.Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24.No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

25.Counterparts; Signatures by Electronic Mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same. Signatures to this Agreement transmitted by telecopy or electronic mail shall be valid and effective to bind the party so signing.

26.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Connecticut, without regard to principles of conflict of laws.

27.Jurisdiction and Venue. Each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the Superior Court of the State of Connecticut for the Judicial District of Hartford or in the United States District Court for the District of Connecticut; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

28.Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested, sent by overnight courier, or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail. Notice shall be sent: (a) if to the Company or to any Affiliate, addressed to the Company or such Affiliate, as the case may be, One Church Street, Suite 201, Rockville, Maryland 20850, Attention: David Watson; and (b) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

29.Entire Agreement. This Agreement constitutes the entire agreement between and among the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company and/or the Affiliates with respect to such subject matter, including without limitation the Previous Employment Agreement. This Agreement may not be modified in any way unless by a written instrument signed by the Companies and the Executive.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, each of the undersigned has executed, or has caused its duly authorized representative to execute, this Agreement as of the date first above written.

THE COMPANY:

GEMMA POWER SYSTEMS, LLC

By: Argan, Inc. (as its sole member)

By: /s/ David H. Watson

Name: David Watson

Title: President and CEO

THE EXECUTIVE:

/s/ Charles Collins IV

Charles Collins IV